Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-184550

SQN AIF IV, L.P.

SUPPLEMENT NO. 3

DATED MARCH 3, 2015

TO PROSPECTUS DATED

APRIL 18, 2014

Summary

SQN AIF IV, L.P. (the “Partnership”) is providing you with this Supplement No. 3, dated March 3, 2015, to update the prospectus dated April 18, 2014 and Supplement No. 1, dated September 11, 2014, and Supplement No. 2, dated February 15, 2015 (collectively, the “Prospectus”). The information in this Supplement No. 3 supplements, modifies and supersedes some of the information contained in the Prospectus. This Supplement No. 3 forms a part of, and must be accompanied or preceded by the Prospectus.

The primary purposes of this Supplement No. 3 are to:

•	Disclose the adoption of Amendment No. 1 to the Partnership’s Amended and Restated Agreement of Limited Partnership (the “Amendment”) to increase the maximum duration of the Partnership’s offering period from two to three years, subject to the Partnership’s earlier sale of the maximum offering of 200,000 Units or the earlier termination of the offering by the Partnership’s general partner, SQN AIF IV GP, LLC (the “General Partner”);
•	Revise information in the Prospectus relating to the extension of the Partnership’s offering period; and

•	Include the Amendment with Appendix A to the Prospectus.

On March 3, 2015, the General Partner received the approval of Limited Partners owning a majority of the aggregate outstanding Units to adopt the Amendment. After receiving the consent of Limited Partners owning a majority of the aggregate outstanding Units, the General Partner adopted the Amendment on March 3, 2015.

GENERAL

All references in the Prospectus to an offering period of two years are hereby restated to refer instead to an offering period of three years. All references in the Prospectus to an offering period ending April 2, 2015 are hereby restated to refer instead to an offering period ending April 2, 2016.

Without limiting the changes contemplated in the immediately preceding paragraph, the Prospectus is hereby revised as follows:

COVER PAGE

The last sentence of the final paragraph of the cover page to the Prospectus is deleted in its entirety and replaced with the following:

“This offering will not extend beyond April 2, 2016.”

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The first sentence of the second paragraph of item A-1 on page ix of the Prospectus is deleted in its entirety and replaced with the following:

“We will offer our units and raise funds on a continuous basis until the earlier of (i) April 2, 2016, or (ii) the date that we have raised $200,000,000.”

The last sentence of the second paragraph of item A-7 on page xi of the Prospectus is deleted in its entirety and replaced with the following:

“We will continue to hold regular closings to admit new investors until the earlier of (i) April 2, 2016, or (ii) the date that we have raised $200,000,000.”

PROSPECTUS SUMMARY

Under the Section captioned “SQN AIF IV, L.P.” on page 2 of the Prospectus, the bullet point with the caption “Offering Period” is deleted in its entirety and replaced with the following:

“• Offering Period. We will raise money from investors during this period which we expect will last until April 2, 2016. Our initial closing occurred after we raised $1,200,000 (excluding cash subscriptions, if any, from our General Partner or its affiliates and from residents of Pennsylvania). We will continue to hold regular closings to admit new investors until the earlier of (i) April 2, 2016, or (ii) the date that we have raised $200,000,000.”

Under the Section captioned “The Offering”, the subsection entitled “Offering Period” on page 7 of the Prospectus is deleted in its entirety and replaced with the following:

“Offering Period

The earlier of (i) April 2, 2016, or (ii) the date that we have raised $200,000,000. As state securities registrations are generally approved in one year increments, we will only be permitted to continue to offer limited partner interests after April 2, 2014 in those states in which we successfully renew our state securities registrations.”

RISK FACTORS

Under the risk factor captioned “Since there is no public market for our units, an investment in our units is considered illiquid. You should be prepared to hold your units for the duration of the Fund, which is anticipated to be approximately five to seven years, but may be longer” on page 19 of the Prospectus, the first bullet point is deleted in its entirety and replaced with the following:

“• an Offering Period of up to three years;”

INCOME LOSSES AND DISTRIBUTIONS

The first sentence under the subsection “Return of Unused Capital” on page 64 of the Prospectus is deleted in its entirety and replaced with the following:

“We will return to you and our other partners, without interest, any of your net subscription proceeds that we do not anticipate investing within three years after the beginning of this offering or that are not required as reserves.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The second sentence of the sixth paragraph under the subsection captioned “Overview” on page 89 of the Prospectus is deleted in its entirety and replaced with the following:

“Our Offering Period expires upon the earlier of raising $200,000,000 in limited partner contributions (200,000 units at $1,000 per unit) or April 2, 2016, which is three years from the date our registration statement was declared effective by the SEC.”

PLAN OF DISTRIBUTION

The third paragraph under the Section captioned “Plan of Distribution” on page 108 of the Prospectus is deleted in its entirety and replaced with the following:

“Our Offering Period began on April 2, 2013 and will terminate no later than three years after that date. We may terminate the Offering Period at our option at any time.”

The fourth paragraph under the subsection captioned “Compensation of the Selling Agent” under the Section captioned “Plan of Distribution” on page 108 of the Prospectus is deleted in its entirety and replaced with the following:

“We estimate that expenses payable by us in connection with this offering, other than Underwriting Fees and Sales Commissions referred to above, will be approximately $4,000,000, assuming a maximum of 200,000 units ($200,000,000) being offered are sold and the offering continues for three years.”

THE OFFERING

Under the caption “Terms of this Offering and the Offering Period” on page 110 of the Prospectus, the first sentence of the last paragraph is deleted in its entirety and replaced with the following:

“This offering will end not later than April 2, 2016.”

GLOSSARY

Item 26 under the Section captioned “Glossary” on page 115 of the Prospectus is deleted in its entirety and replaced with the following:

“(26) “Offering Termination Date” means the earliest of:

(i) the date on which the Maximum Offering has been sold;

(ii) three years after the Effective Date (subject, as to a particular jurisdiction, to the renewal, requalification or consent of the Administrator requiring the renewal, requalification or consent of the Offering with respect to the extension of the Offering Period beyond one year following the Effective Date in such Administrator’s jurisdiction); or

(iii) any earlier date after the Effective Date as may be determined by our General Partner in its sole discretion.”

OUTSIDE BACK COVER PAGE

The last paragraph of the outside back cover page of the Prospectus is deleted in its entirety and replaced with the following:

“No one has been authorized to give any information or make any representations other than those contained in this prospectus in connection with this offering. If given or made, you should not rely on such information or representations as having been authorized by the General Partner. The delivery of this prospectus does not imply that its information is correct as of any time after its date. This prospectus is not an offer to sell these securities in any state to any person where the offer and sale is not permitted. Until April 2, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.”

APPENDIX A

On March 3, 2015, the Partnership’s General Partner adopted Amendment No. 1 to the Partnership’s Amended and Restated Agreement of Limited Partnership, a copy of which is attached hereto as Annex A. The attached Annex A amends, and is hereby included with, Appendix A to the Prospectus.

Annex A

SQN AIF IV, L.P.

Amendment No. 1

to

Amended and Restated Agreement of Limited Partnership

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

THIS AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of SQN AIF IV, L.P. (the “Partnership Agreement”), is effective as of March 3, 2015. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Partnership Agreement as amended hereby.

RECITAL

WHEREAS, Limited Partners of SQN AIF IV, L.P, a Delaware limited liability partnership (the “Partnership”), owning more than 50% of the aggregate outstanding Units desire to amend the Partnership Agreement, and have Consented to authorize the General Partner to amend the Partnership Agreement, so as to extend the Partnership’s maximum offering period to three years after the Effective Date, as provided below.

AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows.

1. Section 1.1(75) of the Partnership Agreement is amended and restated to read in its entirety as follows:

“(75) “Offering Termination Date” means the earliest of:

(i) the date on which the Maximum Offering has been sold;

(ii) three years after the Effective Date (subject, as to a particular jurisdiction, to the renewal, requalification or consent of the Administrator requiring the renewal, requalification or consent of the Offering with respect to the extension of the Offering Period beyond one year following the Effective Date in such Administrator’s jurisdiction); or

(iii) any earlier date after the Effective Date as may be determined by the General Partner in its sole discretion.”

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this 3rd day of March, 2015.

GENERAL PARTNER:

SQN AIF IV GP, LLC

By:	/s/ Jeremiah Silkowski
Name:	Jeremiah Silkowski
Its:	President

LIMITED PARTNERS:

By: SQN AIF IV GP, LLC, as Attorney in Fact

By:
Name:	/s/ Jeremiah Silkowski
Its:	Jeremiah Silkowski
President